Exhibit 99.2

Contact:

Jon W. Clark

Chief Financial Officer

(212) 297-1000

-Or-

Emily Pai

Investor Relations

(212) 297-1000

Gramercy Property Trust Reports Ex-Dates for Preferred Dividends

New York, NY – December 13, 2013 – Gramercy Property Trust Inc. (NYSE: GPT), a real estate investment trust, announced on December 11, 2013, declaration of a $10.23524 per share “catch-up” dividend (“Accrued Dividend”) and a $0.50781 per share current dividend (“Quarterly Dividend”) for holders of the Company’s 8.125% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”). As previously announced, the Accrued Dividend will be paid on January 13, 2014, the Quarterly Dividend will be paid on January 15, 2014, and the record date for both the Accrued Dividend and the Quarterly Dividend will be December 31, 2013.

Because of the magnitude of the Accrued Dividend, the New York Stock Exchange (“NYSE”) has advised the Company that the NYSE will defer the ex-dividend date for the Accrued Dividend until the business day following the payment date for the Accrued Dividend.

Accordingly, the amounts, record dates, ex-dividend dates and payment dates for the Company’s previously announced Accrued Dividend and Quarterly Dividend will be as follows:

Security	Dividend	Amount	Record Date	Ex-Dividend Date	Payment Date
Series A Preferred Stock	Accrued Dividend	$10.23524 per share	12/31/13	1/14/14	1/13/14
Series A Preferred Stock	Quarterly Dividend	$0.50781 per share	12/31/13	12/27/13	1/15/14

Stockholders are encouraged to consult with their financial and tax advisors regarding the Accrued Dividend and Quarterly Dividend payments.

About Gramercy Property Trust

Gramercy Property Trust Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing industrial and office properties net leased to high quality tenants in major markets throughout the United States. The Company also operates an asset management business that manages for third-parties, including our joint venture partners, commercial real estate assets throughout the United States primarily leased to financial institutions and affiliated users.

To review the Company’s latest news releases and other corporate documents, please visit the Company's website at www.gptreit.com or contact Investor Relations at 212-297-1000.

(GPT-DN)

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include, but are not limited to, factors that are beyond the Company's control, including the factors listed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the Company's filings with the SEC.